Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heritage-Crystal Clean, Inc.:
We consent to the incorporation by reference in this amendment No. 1 to the Registration Statement (no. 333-152653) on Form S-1, dated June 1, 2010, of Heritage-Crystal Clean, Inc. of our report dated February 25, 2008 with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Heritage-Crystal Clean, Inc. (formerly Heritage-Crystal Clean, LLC) for the year ended December 29, 2007, which report appears in the January 3, 2010 annual report on Form 10-K of Heritage-Crystal Clean, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Indianapolis, Indiana
June 1, 2010